UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 10, 2015

Ekso Bionics Holdings, Inc.

(Exact Name of Registrant as specified in its charter)

Nevada	333-181229	99-0367049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Harbour Way South, Suite 1201

Richmond, California 94804

(Address of principal executive offices, including zip code)

(203) 723-3576

(Registrant’s telephone number, including area code)

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 10, 2015, the compensation committee (the “Compensation Committee”) of the Board of Directors of Ekso Bionics Holdings, Inc. (the “Company”) approved a 2015 short term incentive plan (the “Plan”), which is designed to provide cash bonus awards to the Company’s executive officers based on the achievement of goals related to corporate performance in 2015.

The amount of the cash bonus that any executive officer is eligible to receive is based on a predetermined target percent of base salary. For Nathan Harding, our Chief Executive Officer, the annual cash incentive award target level is 60% of his annual base salary for 2015. For each of Max Scheder-Bieschin, our Chief Financial Officer, and Thomas Looby, our President and Chief Commercial Officer, the annual cash incentive award target level is 40% of his annual base salary for 2015. For Russ Angold, President of Ekso Labs, the annual cash incentive award target level is 30% of his annual base salary.

Payment of cash bonuses under the Plan is based upon achievement of the corporate goals described below, which are weighted from 0-100% in relative allocation. In determining whether the Company’s corporate goals have been achieved, the Compensation Committee may consider any factors and achievements it considers appropriate.

The following is a description of the 2015 corporate goals:

•	Financial Goals are based on Company objectives related to unit shipments in the medical business, unit orders in the industrial business, and revenue targets for the engineering services business.

•	Strategic Goals are based on Company objectives related to the Company’s gross margin, reimbursement strategy, and clinical studies.

•	Tactical Goals are based on Company objectives related to achieving the Company’s regulatory timeline, product roadmap timeline, and product cost and reliability benchmarks.

For each of Messrs. Harding, Scheder-Bieschin and Looby, the financial goals and strategic goals each represent 30% of the potential 2015 cash bonus award, and the tactical goals represent 40% of the potential 2015 cash bonus award. For Mr. Angold, the financial goals, represent 79% of the potential 2015 cash bonus award, the strategic goals represent 9% of the potential 2015 cash bonus award, and the tactical goals represent 12% of the potential 2015 cash bonus award.

Following completion of the fiscal year ending December 31, 2015, the Compensation Committee will evaluate the performance of the Company and each executive officer against the 2015 corporate goals and will determine the annual cash incentive awards, if any, to be granted to the executive officers. The Compensation Committee has the authority to make discretionary adjustments to the annual cash incentive program, including the ability to make additional awards based on the Company’s executive officers’ performance and to modify the corporate and individual performance targets and to increase or decrease the level of awards that the Company’s executive officers receive in conjunction with their performance against the targets and also based upon the Company’s cash resources as of December 31, 2015.

On June 11, 2015, the Compensation Committee approved the grant of options to purchase 500,000 shares, 313,000 shares, 600,000 shares and 700,000 shares to Messrs. Harding, Scheder-Bieschin, Looby, and Angold, respectively. The options granted to Messrs. Harding, Scheder-Bieschin and Looby become exercisable over a four-year period, with ¼ of the shares becoming exercisable on the first anniversary of the date of grant and with 1/48 of the shares becoming exercisable at the end of each month thereafter, provided that the executive officer is employed by the Company or any of its subsidiaries on each vesting date. Due to the fact that industrial exoskeletons are an emerging business for Ekso Bionics, the options granted to Mr. Angold become exercisable based upon growth in the Company’s industrial business. Specifically, Mr. Angold’s option becomes exercisable in three tranches, with each tranche vesting only upon achievement of certain confidential revenue targets on or before certain specified dates between March 31, 2016 and December 31, 2017. All of the options expire ten years following the date of grant. The options awarded to the executive officers are subject to certain acceleration of vesting upon a separation from service and upon a change of control (each as further described in the employment agreement between the Company and the applicable executive officer).

Item 5.07	Submission of Matter to a Vote of Security Holders

The following provides a summary of votes cast for the proposals on which the stockholders of the Company voted at the annual meeting of stockholders held on June 10, 2015 (the “Annual Meeting”):

Proposal 1. The election of seven directors to serve until the next annual meeting of stockholders and the election of their successors.

Director Nominee	For	Withheld	Broker Non-Votes
Steven Sherman	35,252,046	7,348,985	20,917,779
Nathan Harding	42,295,830	305,201	20,917,779
Daniel Boren	42,292,510	308,521	20,917,779
Marilyn Hamilton	42,289,255	311,776	20,917,779
Jack Peurach	42,264,932	336,099	20,917,779
Stanley Stern	42,289,738	311,293	20,917,779
Amy Wendell	42,292,015	309,016	20,917,779

Proposal 2. The approval and ratification of the Amended and Restated 2014 Equity Incentive Plan.

For	Against	Abstain	Broker Non-Votes
41,487,357	697,269	416,405	20,917,779

Proposal 3. The ratification of the appointment of OUM & Co., LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

For	Against	Abstain	Broker Non-Votes
62,186,273	730,122	602,415	0

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EKSO BIONICS HOLDINGS, INC.

By:	/s/ Max Scheder-Bieschin
Name:	Max Scheder-Bieschin
Title:	Chief Financial Officer

Dated: June 15, 2015